Exhibit 5.1

Our Ref:	MNG.627026.006
Direct:	+1 284 852 3038
E-mail:	matthew.gilbert@maplesandcalder.com

The Company (as defined below)

24 November 2010

Dear Sirs

Hollysys Automation Technologies Ltd. (the "Company")

We are lawyers licensed and qualified to practice law in the British Virgin Islands.  We have been asked to provide this legal opinion in connection with the issue by the Company of up to 3,000,000 Ordinary Shares in the Company, as registered under the United States Securities Act of 1933, as amended, pursuant to the registration statement on Form S-8, provided to us (the "Registration Statement") as filed by the Company with the United States Securities and Exchange Commission.

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The written resolutions of the board of directors of the Company dated 22 November 2010 (the "Resolutions").

1.2
A registered agent’s certificate dated 24 November 2010, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent, (a copy of which is attached as Annexure A) (the "Registered Agent’s Certificate").

1.3
The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 24 November 2010 including:

(a)	the Company’s Certificate of Incorporation; and

(b)	the Company’s amended and restated Memorandum and Articles of Association.

1.4	The Registration Statement.

2	ASSUMPTIONS

In giving this opinion we have assumed (without further verification) the completeness and accuracy of the Director's Certificate and the Registered Agent’s Certificate.  We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.4	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing.

2.5
That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.6	That no less than the par value shall be paid for each Ordinary Share issuable pursuant to the Registration Statement prior to the recordal of such issuance in the Company’s register of members.

3	OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1
The Company is a company limited by shares duly incorporated under the BVI Business Companies Act, 2004 (the "Act"), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2	The Company is authorised to issue a maximum of 190,000,000 shares of the following two classes:

(a)	100,000,000 ordinary shares with a par value of US$0.001 each ("Ordinary Shares"); and

(b)	90,000,000 preferred shares with a par value of US$0.001 each ("Class A Preferred Shares"),

of which, as at 23 November 2010, 54,449,129 Ordinary Shares, and no Class A Preferred Shares are in issue and outstanding.

3.3
The Ordinary Shares issuable pursuant to the Registration Statement will, when entered into the Company's register of members, have been duly authorised and validly issued in accordance with the Company's memorandum and articles of association, and be fully paid and non assessable.

4	QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

4.3
We reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.4
This opinion is confined to and given on the basis of the laws of the British Virgin Islands at the date hereof and as currently applied by the courts of the British Virgin Islands.  We have not investigated and we do not express or imply nor are we qualified to express or imply any opinion on the laws of any other jurisdiction.

4.5
In this opinion "non-assessable" means that the holders of fully paid shares in the Company have no liability to the Company, as shareholder, except for any liability expressly provided for in the memorandum or articles of association of the Company and any liability to repay a distribution under the Act.

5	CONSENTS

In connection with the above opinion, we hereby consent:

5.1	To the use of our name in the Registration Statement and all amendments thereto under the caption "Legal Matters"; and

5.2	To the filing of this opinion as an exhibit to the Registration Statement.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder